Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Mentor Graphics Corporation:

We consent to the use of our reports dated March 15, 2005, with respect to the consolidated balance sheets of Mentor Graphics Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Mentor Graphics Corporation, incorporated herein by reference and to the reference to our Firm under the heading “Experts” in the prospectus.

Our report dated March 15, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Mentor Graphics Corporation did not maintain effective internal control over financial reporting as of December 31, 2004 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that internal controls over financial reporting related to the calculation of the Company’s income tax provision related to (i) the development of the income tax accounting amounts using a detailed checklist for each step of the related calculations, and (ii) review and final approval of the resulting proposed entries by the Company’s tax director, did not operate effectively as of December 31, 2004, and, accordingly, the Company’s income tax accounting calculations were found to be in error.

/s/ KPMG LLP

Portland, Oregon

March 24, 2005